FOR IMMEDIATE RELEASE

Contacts:
William S. McCalmont 972/753-2314	Darla Ashby 972/550-5037
Executive Vice President & CFO	Director, Public Affairs
wmccalmont@acecashexpress.com	dashby@acecashexpress.com

ACE CASH EXPRESS REPORTS FISCAL 2004 SECOND QUARTER
NET INCOME INCREASES 54 PERCENT
Increases Fiscal 2004 EPS Guidance

      DALLAS (January 29, 2004)—ACE Cash Express, Inc. (NASDAQ:AACE) announced second quarter fiscal 2004 net income of $3.7 million increased 54.2 percent from $2.4 million in the second quarter of fiscal 2003. Diluted earnings per share of $0.34 for second quarter fiscal 2004 ended December 31, 2003 increased 41.7 percent over its diluted earnings per share of $0.24 in the prior year period.

      During the second quarter of fiscal 2004, ACE’s total revenue increased 3.3 percent to $59.2 million versus $57.3 million in the prior year period, due primarily to an 8.2 percent increase in same store check cashing fees. The second quarter was impacted by the elimination of short-term loan products in Georgia, Alabama and North Carolina as well as the transition to a materially different short-term loan product in Florida, which resulted in a 3.5 percent decline in the overall loan fees and interest compared to the prior year period. However, excluding revenue related to the loan products in these four states, ACE’s total revenue increased 10.4 percent to $58.5 million in the second quarter of fiscal 2004 from $53.0 million in the same quarter last year.

      “The Company’s second quarter performance was excellent,” said Jay B. Shipowitz, president. “Over 9.5 million customers came through our doors resulting in record check fees for any quarter in ACE’s history. We also had an outstanding quarter in loan fees with a 12.6 percent same store increase compared to the second quarter of fiscal 2003 in states that had the same product. In addition to increases in our core check-cashing business and our loan product, bill payment services rose 29.6 percent compared to the prior year period. We attribute much of this growth to our continued day to day focus on operations and new marketing initiatives.”

      Among the Company’s accomplishments during the second quarter of fiscal 2004 were:

•	The total ACE store network, including franchised stores, had a record 9.5 million customer visits and processed approximately $2 billion in transactions.

•	Same store check-cashing fees in company-owned stores increased 8.2 percent over the prior year period.

•	Same store loan fees in comparable company-owned stores increased 12.6 percent over the prior year period.

•	ACE company-owned stores cashed 3.3 million checks, resulting in check-cashing fees of $28.8 million, a 6.7 percent increase from $27.0 million in the second quarter of fiscal 2003.

•	Bill-payment revenue increased 29.6 percent, to $4.1 million from $3.2 million in the prior year period.

•	ACE processed over 229,000 payments in 29 MetroPCS bill payment machines and has agreed to install an additional 40 machines over the next two quarters.

•	ACE reduced the average amount borrowed on its revolving credit agreement to $79.5 million from $93.3 million in the second quarter of fiscal 2003.

•	Store gross margin improved to 32.7 percent in the second quarter of fiscal 2004 compared to 31.2 percent in the previous year period.

•	The court approved the settlement agreement ACE signed in May 2003, regarding the nationwide class-action lawsuit Purdie v. ACE Cash Express, Inc. and Goleta National Bank.

“We are very pleased with our growth and progress during the past six months. Our focus on an operational excellence model continues to pay off with consistent improvements,” said Donald H. Neustadt, chief executive officer of ACE. “And I believe ACE is well-positioned for future growth as our integrated technology and transaction processing capabilities allow us to easily add stores to our nationwide network without compromising the quality service our customers expect.”

      During the second quarter of fiscal 2004, the Company opened 6 newly constructed stores, including its first 3 ACE Cash Advance stores, acquired 7 stores, closed 4 company-owned stores and sold 3 company-owned stores to a new franchisee.

ACE also opened 14 franchised stores, including the 3 company-owned stores sold to the franchisee. In addition, ACE secured commitments to open 12 more franchised stores over the next five years, bringing its five-year commitment to a total of 104.

Results for the Six Months Ended December 31, 2003

      For the first six months of fiscal 2004, ACE’s total revenue increased 1.3 percent, to $114.9 million from $113.4 million in the first six months of fiscal 2003. Net income increased 39.6 percent to $6.7 million compared with $4.8 million in the prior year period, resulting in earnings per share growth of 34.0 percent, to $0.63 per share from $0.47 cents per share. Same store check cashing fees increased 8.3 percent and comparable same store loan fees and interest increased 9.4 percent during the first six months of fiscal 2004 compared to the first six months of fiscal 2003. ACE also improved its store gross margin to 31.9 percent from 31.4 percent in the prior year period.

      During the first six months of fiscal 2004, ACE opened 10 newly constructed company-owned stores, acquired 8 stores and opened 21 franchised locations. ACE also closed or sold 12 locations in the normal course of business.

      Mr. Shipowitz added, “Year-to-date, we have opened 10 company-owned stores and executed leases for another 31 stores. Of the 31 stores leased but not yet open, 18 are currently under construction and 13 are in the permitting process. An additional 24 leases for company-owned stores are being negotiated. We remain committed to meeting our goal of adding 500 stores to the ACE network during the next five years.”

Business Outlook for the Remainder of Fiscal 2004

      The statements preceded by bullet points below are the Company’s outlook or forecast for the third fiscal quarter ending March 31, 2004 and the fiscal year ending June 30, 2004. These statements are made as of January 29, 2004 and indicate only the expectations of the Company’s management as of that date. These statements supersede any and all previous statements made by the Company regarding the matters addressed. These statements are “forward-looking statements,” which cannot be guaranteed and may prove to be wrong.

•	The Company expects total revenue for fiscal 2004 to range between $240 million and $245 million.

•	The Company is increasing its full-year, fiscal 2004 diluted earnings per share guidance and now anticipates fully diluted earnings per share to range between $1.50 and $1.54 for fiscal 2004.

•	Based on the Company’s annual forecast, historical operating trends and historical third quarter performance, the Company expects diluted earnings per share to range between $0.60 to $0.63 for the third quarter of fiscal 2004 ending March 31, 2004.

      This outlook is based upon various assumptions, which include, but are not limited to, the following: (1) the opening of 40 newly-constructed stores in fiscal 2004, the closure of approximately 20 stores during the normal course of business in fiscal 2004, but no other increase or decrease in the number of the Company’s owned stores (whether by acquisition or otherwise) and the opening of 30 franchised stores in fiscal 2004; (2) no material change in the products or services offered at the Company’s locations as of December 31, 2003 or in the terms or procedures for offering such products and services; and (3) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

Forward-looking Statements

      This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

      Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations, and the related statements, are based on the assumptions of ACE’s management and are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors, could cause the actual results to differ materially from those projected in the forward-looking statements.

      There is a risk that the order approving the Purdie settlement agreement will be appealed and that, if appealed, the approval order will be reversed. Other risks, uncertainties, and factors include, but are not limited to, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:

•	Competition within the check-cashing industry as well as from banks, saving and loans, short-term consumer lenders, and other similar financial services entities and from other retail businesses that offer products and services offered by ACE;

•	Maintenance of relationships with providers of financing for ACE and with key providers of products and services either offered by ACE to its customers or used by ACE in its business;

•	Changes in laws, regulations or accounting standards and decisions or actions taken by courts, regulators and governmental authorities;

•	Availability of financing, suitable locations, acquisition opportunities and experienced management to implement ACE’s growth strategy;

•	Increases in interest rates, which would increase ACE’s borrowing costs;

•	Lawsuits and regulatory proceedings and their respective results, including settlements.

      ACE does not assume, but expressly disclaims, any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of ACE’s Common Stock.

About the Company

      ACE Cash Express, Inc. is headquartered in Irving, Texas and is the largest owner, operator and franchiser of check-cashing stores in the United States. Founded in

1968, the Company had a total network of 1,184 stores, consisting of 974 company-owned stores and 210 franchised stores in 36 states and the District of Columbia as of December 31, 2003. ACE also operates self-service machines, which provide check-cashing or other financial services without the need for a service associate, at 20 company-owned store locations, 29 third-party bill-payment locations, and, during the tax season, ACE plans to place approximately 220 machines at H&R Block retail offices. ACE offers a broad range of check-cashing and other consumer financial services. ACE is one of the largest providers of MoneyGram wire transfer transactions, and it offers money orders, bill payment services, and prepaid local and long distance telecommunication services. Small, short-term consumer loans are also available to customers at various ACE company-owned stores. The Company’s website is found at www.acecashexpress.com.

ACE CASH EXPRESS, INC. AND SUBSIDIARIES
INTERIM UNAUDITED
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenue	$59,186	$57,295	$114,887	$113,356
Store expenses:
Salaries and benefits	14,885	14,540	29,140	28,980
Occupancy	7,339	7,143	14,588	14,421
Provision for loan losses and doubtful accounts	6,911	7,524	13,262	13,978
Depreciation	1,737	1,740	3,474	3,495
Other	8,946	8,454	17,723	16,909

Total store expenses	39,818	39,401	78,187	77,783

Store gross margin	19,368	17,894	36,700	35,573
Region expenses	4,837	4,230	9,314	8,369
Headquarters expenses	4,823	3,697	9,136	7,708
Franchise expenses	321	297	584	559
Other depreciation and amortization	1,022	1,767	2,039	3,256
Interest expense	2,233	4,070	4,468	7,710
Other (income)/expenses	(64)	650	(48)	777

Income from continuing operations before taxes	6,196	3,183	11,207	7,194
Provision for income taxes	2,478	1,273	4,482	2,878

Income from continuing operations	3,718	1,910	6,725	4,316
Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	499	—	499

Net income	$3,718	$2,409	$6,725	$4,815

Basic earnings per share:
Continuing operations	$0.36	$0.19	$0.65	$0.42
Discontinued operations	—	0.05	—	0.05

Total	$0.36	$0.24	$0.65	$0.47

Diluted earnings per share:
Continuing operations	$0.34	$0.19	$0.63	$0.42
Discontinued operations	—	0.05	—	0.05

Total	$0.34	$0.24	$0.63	$0.47

Weighted average number of common shares outstanding:
Basic	10,428	10,181	10,364	10,181
Diluted	10,880	10,181	10,735	10,183

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,	June 30,
	2003	2003

	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$116,062	$108,110
Accounts receivable, net	9,896	9,429
Loans receivable, net	16,721	13,000
Prepaid expenses, inventories, and other current assets	10,448	10,742

Total Current Assets	153,127	141,281

Noncurrent Assets
Property and equipment, net	30,010	32,352
Covenants not to compete, net	1,007	1,151
Goodwill, net	75,873	75,586
Other assets	7,795	8,398

Total Assets	$267,812	$258,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Revolving advances	$92,300	$83,900
Accounts payable, accrued liabilities, and other current liabilities	34,390	40,756
Money orders payable	7,153	6,884
Term advances	4,792	3,833
Notes payable	721	778

Total Current Liabilities	139,356	136,151

Noncurrent Liabilities
Term advances	32,097	34,436
Notes payable	73	110
Other liabilities	8,010	9,087

Total Liabilities	179,536	179,784

Commitments and Contingencies	—	—
Shareholders’ Equity
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 10,746,037 and 10,395,113 shares issued and 10,534,637 and 10,183,713 shares outstanding, respectively	105	102
Additional paid-in capital	28,517	24,385
Retained Earnings	64,969	58,244
Accumulated comprehensive loss	(585)	(1,017)
Treasury stock, at cost, 211,400 shares	(2,707)	(2,707)
Unearned compensation — restricted stock	(2,023)	(23)

Total Shareholders’ Equity	88,276	78,984

Total Liabilities and Shareholders’ Equity	$267,812	$258,768

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
SUPPLEMENTAL STATISTICAL DATA
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,		Year Ended June 30,

	2003	2002	2003	2002	2003	2002

Company Operating and Statistical Data:
Company-owned stores in operation:
Beginning of period	968	1,001	968	1,003	1,003	988
Acquired	7	0	8	1	2	8
Opened	6	2	10	3	14	39
Sold	(3)	(20)	(4)	(20)	(23)	—
Closed	(4)	(6)	(8)	(10)	(28)	(32)

End of period	974	977	974	977	968	1,003
Franchised stores in operation:
Beginning of period	206	188	200	184	184	175
Opened	14	7	21	12	26	22
Acquired by ACE	(7)	0	(8)	(1)	(2)	(8)
Closed/Sold	(3)	(2)	(3)	(2)	(8)	(5)

End of period	210	193	210	193	200	184

Total store network	1,184	1,170	1,184	1,170	1,168	1,187

Percentage increase in comparable store revenues from prior period (1):
Total revenue	2.4%	5.9%	1.2%	7.1%	1.5%	15.6%
Excluding loan fees and interest	6.9%	5.8%	6.8%	7.5%	4.9%	7.3%
Capital expenditures (in thousands)	$1,235	$1,063	$2,029	$1,857	$4,771	$7,127
Cost of net assets acquired (in thousands)	$262	$—	$322	$51	$673	$1,177
Operating Data (Check Cashing):
Face amount of checks cashed (in millions)	$1,188	$1,119	$2,343	$2,225	$5,040	$4,843
Face amount of average check	$357	$346	$355	$347	$383	$378
Average fee per check	$8.65	$8.33	$8.56	$8.30	$9.65	$9.36
Fees as a percentage of average check	2.43%	2.41%	2.41%	2.39%	2.52%	2.48%
Number of checks cashed (in thousands)	3,329	3,238	6,595	6,408	13,148	12,821
Collections Data:
Face amount of returned checks (in thousands)	$5,202	$5,989	$10,555	$11,533	$24,087	$23,637
Collections (in thousands)	3,356	4,486	6,712	8,471	16,935	16,090

Net write-offs (in thousands)	$1,846	$1,503	$3,843	$3,062	$7,152	$7,547

Collections as a % of returned checks	64.5%	74.9%	63.6%	73.5%	70.3%	68.1%
Net write-offs as a % of revenues	3.1%	2.6%	3.3%	2.7%	3.1%	3.3%
Net write-offs as a % of the face amount of checks cashed	.16%	.13%	.16%	.14%	.14%	.16%

(1)	Calculated based on the changes in revenues of all stores open for both of the full year and three month periods compared.

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
SUPPLEMENTAL STATISTICAL DATA, continued
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,		Year Ended June 30,

	2003	2002	2003	2002	2003	2002

Small Consumer Loans Operating Data:
Volume (in thousands)	$140,696	$143,672	$267,607	$286,049	$484,026	$502,013
Average advance	$279	$267	$277	$267	$272.80	$269
Average finance charge	$43.87	$44.28	$43.71	$44.74	$44.12	$45.61
Number of loan transactions – new loans and refinances (in thousands)	508	537	972	1,071	1,798	1,866
Matured loan volume (in thousands)	$135,000	$148,871	$259,203	$283,380	$488,940	$489,887
ACE Loans (1):
Volume (in thousands)	$96,608	$143,672	$183,020	$286,049	$420,129	$502,013
Average advance	$270	$267	$268	$267	$268	$269
Average finance charge	$39.51	$44.28	$39.26	$44.74	$42.71	$45.61
Number of loan transactions – new loans and refinances (in thousands)	358	537	685	1,071	1,587	1,866
Matured loan volume (in thousands)	$92,549	$148,871	$176,792	$283,380	$432,900	$489,887
Loans Processed for Republic Bank (2):
Volume — new loans and Refinances (in thousands)	$44,088	$—	$84,587	$—	$63,897	$—
Average advance	$295	$—	$295	$—	$302	$—
Average finance charge	$52.00	$—	$51.98	$—	$53.35	$—
Number of loan transactions – new loans and refinances (in thousands)	150	—	287	—	211	—
Matured loan volume (in thousands)	$42,451	$—	$82,411	$—	$56,040	$—

(1)	Operating data for ACE Loans includes the Goleta National Bank loan product until it was discontinued on December 31, 2002.

(2)	Republic Loans are short-term deferred deposit transactions offered and made by Republic Bank and Trust Company at or through the Company’s stores in Arkansas, Pennsylvania, and Texas. Republic Loans have been offered at those stores since January 1, 2003. The Company serves only as marketing and servicing agent for Republic Bank regarding those loans and does not acquire or own any participation interest in any of those loans. The Company’s agreement with Republic Bank provides for the Company to receive fees paid by Republic Bank and to bear a percentage of the losses from those loans.

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
SUPPLEMENTAL STATISTICAL DATA, continued
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,		Year Ended June 30,

	2003	2002	2003	2002	2003	2002

ACE Loans Balance Sheet Data (in thousands) (1):
Gross loans receivable	$27,828	$34,758	$27,828	$34,758	$21,734	$29,569
Less: Allowance for losses on loans receivable	11,107	15,650	11,107	15,650	8,734	12,213

Loans receivable, net of allowance	$16,721	$19,108	$16,721	$19,108	$13,000	$17,356

Allowance for losses on loans receivable:
Beginning of period	$9,887	$13,826	$8,734	$12,213	$12,213	$13,382
Provision for loan losses	4,551	7,374	9,092	13,718	19,361	21,924
Charge-offs	(3,389)	(5,658)	(6,849)	(10,647)	(23,729)	(24,519)
Recoveries	58	108	130	366	889	1,426

End of period	$11,107	$15,650	$11,107	$15,650	$8,734	$12,213

Provision for loan losses as a percent of matured loan volume	4.9%	5.0%	5.1%	4.8%	4.5%	4.5%
Net loan charge-offs as a percent of volume (2)	3.4%	3.9%	3.9%	3.6%	5.4%	4.6%
Allowance as a percent of gross loans receivable	39.9%	45.0%	39.9%	45.0%	40.2%	41.3%
Loan Provision Data for Loans Processed for Republic Bank (3):
Provision for loan losses payable to Republic Bank (in thousands)	$2,332	$—	$4,278	$—	$2,932	$—
Provision for loan losses payable to Republic Bank as a percent of matured loan volume	5.5%	—	5.2%	—	5.2%	—

(1)	The balance sheet data for ACE Loans includes data for the Goleta National Bank loan product during the fiscal years 2002 and 2003.

(2)	Net loan charge-offs in the current quarter are directly related to loans that matured 180 days prior. The ratio compares the net loan charge-offs to the current quarter volume, which is lower as a result of the December 31, 2002 cessation of loan-related business in Georgia, North Carolina, and Alabama and the transition from offering the Goleta National Bank loan product to offering ACE loans or Republic Loans.

(3)	Republic Loans are short-term deferred deposit transactions offered and made by Republic Bank and Trust Company at or through the Company’s stores in Arkansas, Pennsylvania, and Texas. Republic Loans have been offered at those stores since January 1, 2003. The Company serves only as marketing and servicing agent for Republic Bank regarding those loans and does not acquire or own any participation interest in any of those loans. The Company’s agreement with Republic Bank provides for the Company to receive fees paid by Republic Bank and to bear a percentage of the losses from those loans.

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
REVENUE ANALYSIS
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,		Year Ended June 30,

	2003	2002	2003	2002	2003	2002

Revenues (in thousands):
Check cashing fees	$28,802	$26,990	$56,463	$53,171	$125,703	$118,907
Loan fees and interest(1)	20,389	21,122	38,844	41,799	70,806	74,197
Bill payment services	4,126	3,183	7,965	6,245	13,507	10,156
Money transfer services	2,749	2,677	5,505	5,403	10,898	10,998
Money order fees	1,578	1,731	3,171	3,504	6,960	7,554
Franchise revenues	774	516	1,371	1,061	2,346	2,199
Other fees	768	1,076	1,568	2,173	4,069	5,255

Total revenue	$59,186	$57,295	$114,887	$113,356	$234,289	$229,266

	Three Months Ended		Six Months Ended
	December 31,		December 31,		Year Ended June 30,

	2003	2002	2003	2002	2003	2002

Percentage of Revenues:
Check cashing fees	48.7%	47.1%	49.1%	46.9%	53.7%	51.9%
Loan fees and interest	34.4	36.9	33.8	36.9	30.2	32.4
Bill payment services	7.0	5.6	6.9	5.5	5.8	4.4
Money transfer services	4.6	4.7	4.8	4.8	4.6	4.8
Money order fees	2.7	3.0	2.8	3.1	3.0	3.3
Franchise revenues	1.3	0.9	1.2	0.9	1.0	0.9
Other fees	1.3	1.9	1.4	1.9	1.7	2.3

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Loan fees and interest excluding loans made in Georgia, North Carolina, Alabama and Florida were $19.3 million in the second quarter of fiscal 2004 compared to $17.1 million in the second quarter of fiscal 2003. For the first six months of fiscal 2004, loan fees and interest excluding loans made in Georgia, North Carolina, Alabama, and Florida were $37.2 million compared to $33.5 million in the first six months of fiscal 2003.

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CONFERENCE CALL

January 29, 2004
5 p.m. EDT

      An investor conference call will be held today, January 29, 2004 at 5 p.m. EDT, regarding the release of ACE Cash Express, Inc.’s fiscal 2004, second quarter earnings. The Company invites you to participate in the conference call by dialing (800) 442-9701. The confirmation code to access the call is 4815095. Donald H. Neustadt, chief executive officer; Jay B. Shipowitz, president and chief operating officer; and William S. McCalmont, executive vice president and chief financial officer, will present the second quarter review.

      For your convenience, the conference call will be replayed in its entirety beginning at approximately 7 p.m. EDT on January 29th through 7 p.m. EDT on February 6th. If you wish to listen to a replay of this conference call, dial (800) 642-1687, provide your name and use confirmation number 4815095.

      If you have questions regarding this conference call, please contact Darla Ashby at (972) 550-5037.